EXHIBIT 10.1

EARLY RETIREMENT AGREEMENT

THIS EARLY RETIREMENT AGREEMENT (the “Agreement”), is made and entered into as of the 9th day of October, 2006 (the “Effective Date”), by and between BROWN SHOE COMPANY, INC., a New York corporation (the “Company”), and ANDREW M. ROSEN (“Executive”).

WITNESSETH THAT:

WHEREAS, Executive currently serves as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, Executive wishes to voluntarily retire as an employee of the Company effective on such date as is mutually agreeable to the Company and Executive, but no later than February 3, 2007 (the “Retirement Date”);

WHEREAS, the Company desires to set forth the terms under which Executive’s duties will be transitioned in an orderly fashion;

WHEREAS, Executive possesses skills and leadership experience which the Company wishes to call upon from time to time during the time period following his Retirement Date until January 31, 2009 (the “Advisory Period”); and

WHEREAS, Executive is willing to provide his skills and the benefit of his leadership from time to time during the Advisory Period.

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Duties Until Retirement. Executive shall continue in his current role as Executive Vice President and Chief Financial Officer until the earlier of the Retirement Date or the date the Company hires an individual to fill the Executive’s role. If the Company retains such an individual before the Retirement Date, Executive shall remain an employee of the Company until the Retirement Date in the capacity of a senior advisor. Notwithstanding anything herein to the contrary, if Executive voluntarily terminates his employment before the Retirement Date or is terminated for cause before the Retirement Date, Executive (or his beneficiaries or estate) shall not be entitled to receive any of the payments or benefits described in Sections 3 through 9 below. For purposes of this section, the term “cause” means (a) engaging by Executive in willful misconduct which is materially injurious to the Company; (b) conviction of Executive of a felony; (c) engaging by Executive in fraud, material dishonesty or gross misconduct in connection with the business of the Company; (d) engaging by Executive in any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business; (e) engaging by Executive in the illegal use of a controlled substance or using prescription medications unlawfully; or (f) abuse by Executive of alcohol.

2. Duties Following Retirement Date. It is anticipated that the Chief Executive Officer and other officers of the Company may from time to time request Executive to provide his skills and leadership to support the Company during the Advisory Period. Without limiting the foregoing, Executive will be expected to advise the Company’s Investment Committee, which currently meets quarterly, assist in the defense of any litigation against the Company and/or prosecution of any claims by the Company, participate in the preparation of the annual report, proxy, financial statements, and other documents relating to the Company’s fiscal year ending February 3, 2007, and provide financial and investor relations consulting as required. Executive shall not be required to hold himself available for the performance of these services at any fixed time, but shall be available on a reasonable basis. Executive’s presence shall not be required at any particular office or place in order to render the services unless such services could not reasonably be performed in another location or by telephone or letter. For purposes of this Agreement, available on a reasonable basis shall mean, for each 12-month period during the Advisory Period, either (i) up to a total of 100 days or (ii) eight days per month during each month of such 12-month period. Notwithstanding the foregoing, Executive will not be required to perform the services described in this Section during any period in which he is disabled as defined in the Company’s long-term disability plan. The Company will reimburse Executive for his reasonable expenses associated with performing these services.

3. Payments to Executive. Subject to the next sentence, the Company shall pay Executive an amount equal to (a) $9,600 per week during the time period beginning with the Retirement Date until February 3, 2007, and (b) $110,416.67 per month, payable on the first day of each calendar month, from February 3, 2007 through the end of the Advisory Period. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, all payments due during the first six months following the Retirement Date shall be paid in a single lump sum on the date that is six months and one day following the Retirement Date, with interest added at the rate of 5.43% per annum from the date payments would have been made under the preceding sentence.

4. Fiscal 2006 Annual Bonus. The Company shall pay Executive, on the date that is six months and one day following the Retirement Date, the 2006 fiscal year annual bonus that the Company would have paid Executive in March 2007 but for the fact that he will no longer be an employee of the Company when the bonus would have been paid.

5. Pension Benefits. As of the Retirement Date, pension payments to which Executive is entitled under the Brown Shoe Company, Inc. Retirement Plan and the Brown Shoe Company, Inc. Executive Retirement Plan (the “SERP”) shall be determined, and paid, in accordance with the terms of the plans, except that, solely for purposes of calculating retirement benefits under the SERP, (a) Executive shall receive service credit through the end of the Advisory Period and will be assumed to be age 58 as of the Retirement Date, (b) with respect to the additional years of service credited, Executive shall be assumed to have earned $825,000 in eligible compensation per year, and (c) a discount rate of 4.68% shall be used to calculate the present value of his SERP benefit.

6. Non-Vested Restricted Stock and Stock Options. Any of Executive’s options or restricted stock that have not vested as of the Retirement Date shall be forfeited on such Retirement Date in accordance with the terms of such awards.

7. Medical and Dental Benefits. The Company shall provide to Executive and his eligible dependents for a period of 18 months after the Retirement Date medical and dental coverage under the Company’s medical and dental plans, without any cost to Executive in excess of any employee contribution that would be payable by Executive if Executive remained employed by the Company; provided, however, that if Executive becomes employed with another employer during such 18-month period and is eligible to receive medical and/or dental coverage under another employer-provided plan, the medical and/or dental coverage described herein shall terminate. In addition, on the last day of such 18-month period, if medical and/or dental coverage has not previously terminated, the Company shall pay to the Executive an amount in cash equal to the aggregate amount above the employee contribution that would be payable by the Company for such medical and dental coverage (using the COBRA rate) during the then remaining period of time during the Advisory Period.

8. Perquisites. The Company shall pay Executive’s regular, monthly dues to the St. Louis Club during the Advisory Period. The Company shall pay Executive $2,000 on August 6, 2007 and $2,000 on April 1, 2008 to compensate him for any expenses for financial planning and/or tax preparation services that Executive may incur.

9. Death.

(a) In the event of the death of Executive on or before the Retirement Date, the Company shall pay the Executive’s beneficiary or estate only those amounts that would otherwise be payable upon his death as an employee. For the avoidance of doubt, neither the Executive, the Executive’s beneficiary, nor his estate will be entitled to any amounts described in this Agreement upon Executive’s death before the Retirement Date.

(b) In the event of the death of Executive during the Advisory Period, the Company’s obligation to provide the payments, benefits and perquisites described in Sections 7 and 8 of this Agreement shall cease as of the date of such death. Any remaining amounts which have not yet been paid under Section 3 or 4 of this Agreement shall be paid to Executive’s designated beneficiary, or if Executive leaves no designated beneficiary, to his estate, in a lump sum upon Executive’s death. Any remaining amounts that have not yet been paid under Section 5 shall be paid out in accordance with the Brown Shoe Company, Inc. Retirement Plan and the SERP.

10. Covenant Not to Compete.

10.1 In General. During Executive’s employment with the Company and during the Advisory Period (the “Restricted Period”), Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other Person (whether as owner, partner, consultant, employee or otherwise):

(a) provide any executive, managerial, supervisory, and/or consulting services with respect to the footwear industry and/or the footwear business in the United States for any Competitor;

(b) hold any executive, managerial and/or supervisory position with any Competitor in the United States;

(c) assist any Competitor in competing against the Company and/or any Business Unit (i) in the United States and/or (ii) in any other country in which the Company and/or any Business Unit is doing business in the one year immediately preceding the Retirement Date (each a “Foreign Country”) if Executive had access to Confidential Information regarding the Company’s business in such Foreign Country;

(d) engage in any research, development and/or planning activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing (i) in the footwear industry in the United States or (ii) in any Foreign Country if Executive had access to Confidential Information regarding the Company’s business in such Foreign Country;

(e) cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company and/or any Business Unit;

(f) assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company and/or any Business Unit;

(g) cause or attempt to cause any footwear supplier or manufacturer of the Company and/or any Business Unit to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company and/or any Business Unit;

(h) assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any footwear supplier or manufacturer of the Company and/or any Business Unit to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company and/or any Business Unit; and/or

(i) solicit, entice, employ or seek to employ, in the footwear industry, any executive, managerial and/or supervisory employee of, or any consultant or advisor to, the Company and/or any Business Unit.

10.2 Acknowledgement. Executive recognizes and agrees that the restraints contained in Section 10.1 are reasonable and should be fully enforceable in view of, among other things, the high level positions Executive has had with the Company and/or any Business Unit(s), the national and international nature of both the Company’s collective business and competition in the footwear industry, and the legitimate interests of the Company in protecting its confidential, proprietary and trade secret information and their respective customer goodwill and relationships. Executive specifically hereby acknowledges and confirms that Executive is willing and intends to, and will, abide fully by the terms of Section 10.1. Executive further agrees that the Company would not have adequate protection if Executive were permitted to work for its Competitors in violation of the terms of this Agreement since the Company would, among other things, be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and/or (ii) Executive was involved in diverting or helping to divert the Company’s customers and/or customer goodwill. Executive agrees to disclose, during the Restricted Period, the terms of Section 10 to any potential future employer.

10.3 Definitions. For purposes of this Section:

(a) “Business Unit” means any direct or indirect subsidiary, operating division or business unit of the Company.

(b) “Competitor” means any Person which (i) in its prior fiscal year had annual gross sales volume or revenues of more than $20,000,000 attributable to the sale of footwear or (ii) is reasonably expected to have such level of footwear sales or revenues in either the current fiscal year or the next following fiscal year.

(c) “Customer” means any wholesale customer of the Company and/or any Business Unit which either purchased from the Company and/or any Business Unit during the one (1) year immediately preceding the Retirement Date, or is reasonably expected by the Company and/or any Business Unit to purchase from the Company and/or any Business Unit in the one (1) year period immediately following the Retirement Date, more than $1,000,000 in footwear.

(d) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

11. Confidential Information.

11.1 In General. Executive acknowledges and agrees that during Executive’s employment, Executive has been and/or will be provided and have access to certain Confidential Information of the Company. Executive agrees to keep secret and confidential, and not to use or disclose to any third-parties, except as directly required for Executive to perform Executive’s employment responsibilities for the Company, any of the Company’s Confidential Information.

11.2 Definition of Confidential Information. Confidential Information includes all confidential and/or trade secret information of the Company (regardless of the form or medium in which it may exist or be stored or preserved) and includes, but is not limited to, all such information containing or reflecting any:

(a) lists or other identification of customers or prospective customers of the Company and/or any Business Unit (and/or key individuals employed or engaged by such parties);

(b) lists or other identification of sources or prospective sources of the Company’s and/or any Business Unit’s products or components thereof (and/or key individuals employed or engaged by such parties);

(c) compilations, information, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software relating to the development, manufacture, fabrication, assembly, marketing and/or sale of the Company’s and/or any Business Unit’s products;

(d) financial, distribution, sales and marketing information, data, plans, and/or strategies of the Company and/or any Business Unit;

(e) equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company and/or any Business Unit’s products and services;

(f) the Company and/or any Business Unit’s relations and/or dealings with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

(g) the Company’s and/or any Business Unit’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

(h) any other information designated by the Company and/or any Business Unit to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of the Company and/or any Business Unit).

Notwithstanding the foregoing, the term “Confidential Information” shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Executive in violation of this Agreement.

11.3 No Duplication of Confidential Information. Executive will not, directly or indirectly, copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use for Executive or use for, or disclose to, any party other than the Company, or any subsidiary or affiliate of the Company, any Confidential Information, without the Company’s prior written permission or except as required for the proper performance of Executive’s duties on behalf of the Company.

11.4 No Label Required. Executive understands that Confidential Information may or may not be labeled as “confidential” and will treat all information as confidential unless otherwise informed by the Company.

11.5 Delivery of Confidential Information. Upon Executive’s retirement or at any other time the Company or any subsidiary or affiliate thereof may request, Executive shall promptly deliver to the Company all documents and other materials, whether in physical or electronic form (including all copies thereof), containing any Confidential Information.

12. Injunctive Relief. In the event of a breach or threatened breach of any of Executive’s duties or obligations under the terms and provisions of Sections 10, 11, 13.2 or 13.9, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Executive hereby expressly acknowledges that the harm that might result to the Company’s business as a result of noncompliance by Executive with any of the provisions of Sections 10, 11, 13.2 or 13.9 would be largely irreparable. Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 10, 11, 13.2 or 13.9, Executive will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction. Executive undertakes and agrees that if Executive breaches or threatens to breach the Agreement, Executive shall be liable for any attorneys’ fees and costs incurred by the Company in enforcing its rights hereunder.

13. Miscellaneous.

13.1 Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) when received by facsimile (including electronic mail), receipt confirmed, or (c) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (d) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to the Company:

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63166-0029
Attention: General Counsel

If to Executive:

Andrew M. Rosen
308 Wyndmoor Terrace
Town & Country, MO 63141

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

13.2 Assignment. This Agreement is personal to Executive and Executive may not assign or delegate any part of Executive’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives, executors, administrators, heirs and beneficiaries.

13.3 Judicial Modification. If and to the extent that any Section, term and/or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable under applicable law, then such Section(s), term(s) and/or provision(s) shall not be void but instead shall be modified and, to the maximum extent permissible under applicable law, enforced.

13.4 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

13.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.6 Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

13.7 Termination of Severance Agreement. This instrument shall supersede any other agreement between the parties, oral or written, concerning the same subject matter. The severance agreement between the parties dated as of April 1, 2006 is hereby terminated and deemed by the parties to be void ab initio.

13.8 Amendment. Subject to Section 13.3, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

13.9 Governing Law. In light of Company’s and Executive’s substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and Executive resides in and/or reports to Company management in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of, and the making of, this Agreement in Missouri, the parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state courts in St. Louis County, Missouri, or the U.S. District Court for the Eastern District of Missouri; and (b) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Executive agrees that Executive under no circumstances will, either alone or in conjunction with anyone else, file or pursue any such litigation other than in such state or federal courts in Missouri, and Executive hereby consents and agrees that any such litigation filed in any other court(s) shall be dismissed and that Executive may be enjoined from filing and/or pursuing any such action.

13.10 Third Party Beneficiaries. Executive agrees that the Company’s subsidiaries are third party beneficiaries of this Agreement and hereby consents to the enforcement by any subsidiary of the Company of the provisions contained herein, including without limitation, the provisions of Section 10 and Section 11.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the day and year first above written.

BROWN SHOE COMPANY, INC.		EXECUTIVE

By	/s/ Ronald A. Fromm	/s/ Andrew M. Rosen
Andrew M. Rosen

Title	Chairman and Chief Executive Officer

Date	10/9/06	Date	10/09/06